UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Cenveo, Inc.
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

15670S105
(CUSIP Number)

December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

[  ]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 15670S105	13G	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Ontario, Canada
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 2,790,600
REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,790,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,790,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 15670S105	13G	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): 1354037 Ontario Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Ontario, Canada
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 2,790,600
REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,790,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,790,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 15670S105	13G	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES	5	SOLE VOTING POWER 1,092,900
BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 0
REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 1,092,900
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,092,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 2.0%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 15670S105	13G	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Arrow Goodwood Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES	5	SOLE VOTING POWER 350,900
BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 0
REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 350,900
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 350,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.6%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 15670S105	13G	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Capital Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES	5	SOLE VOTING POWER 192,100
BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 0
REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 192,100
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 192,100
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 15670S105	13G	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): The Goodwood Fund 2.0 Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 1,124,400
BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 0
REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 1,124,400
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,124,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 2.1%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 15670S105	13G	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): MSS Equity Hedge 15
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 30,300
BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 0
REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 30,300
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 30,300
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): less than 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 15670S105	13G	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Peter H. Puccetti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES	5	SOLE VOTING POWER 8,400
BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 2,791,500*
REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 8,400
	8	SHARED DISPOSITIVE POWER 2,791,500*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,799,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

      Note* Includes 5,700 Shares held in managed accounts over which Puccetti exercises investment discretion.

CUSIP No. 15670S105	13G	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): J. Cameron MacDonald
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES	5	SOLE VOTING POWER 33,000
BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 2,790,600
REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 33,000
	8	SHARED DISPOSITIVE POWER 2,790,600
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,823,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.2%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 15670S105	13G	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): 628088 BC Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: British Columbia, Canada
NUMBER OF SHARES	5	SOLE VOTING POWER 33,000
BENEFICIALLY OWNED BY EACH	6	SHARED VOTING POWER 0
REPORTING PERSON WITH	7	SOLE DISPOSITIVE POWER 33,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 33,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): Less than 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 15670S105	13G	Page 12 of 19 Pages

 Item 1.

(a)	Name of Issuer:

Cenveo, Inc.

(b)	Address of Issuer's Principal Executive Offices:

One Canterbury Green, 201 Broad Street Stamford, CT 06901

 Item 2.

(a)    Name of Person Filing:

This statement is being filed by (i) Goodwood Fund (“Fund”) with respect to the common stock, $0.01 par value per share (“Shares”), of the Issuer beneficially owned by it; (ii) Arrow Goodwood Fund (“Arrow”) with respect to Shares beneficially owned by it; (iii) The Goodwood Capital Fund (“Capital Fund”) with respect to Shares beneficially owned by it; (iv) The Goodwood Fund 2.0 Ltd. (“2.0”) with respect to Shares beneficially owned by it; (v) MSS Equity Hedge 15 (“Hedge 15”) with respect to Shares beneficially owned by it; (vi) Goodwood Inc. (“Goodwood”) with respect to Shares beneficially owned by Fund, Arrow, Capital Fund, 2.0 and Hedge 15; (vii) 1354037 Ontario Inc. (“Ontario”) with respect to Shares beneficially owned by Goodwood; (viii) Peter H. Puccetti (“Puccetti”) with respect to Shares beneficially owned by Ontario, 8,400 shares owned by him, 900 shares owned by his wife and 5,700 shares held in managed accounts over which he exercises investment discretion; (ix) 628088 BC Ltd. (“BC”) with respect to Shares beneficially owned by it; and (x) J. Cameron MacDonald (“MacDonald”) with respect to Shares beneficially owned by Ontario and BC.  Each of Goodwood, Ontario, Puccetti and MacDonald disclaims beneficial ownership of the securities covered by this statement (except 8,400 Shares with respect to Puccetti).

(b)    Address of Principal Business Office or, if none, Residence:

The principal business address of Fund, Capital Fund, Arrow, 2.0, Hedge 15, Goodwood, Ontario, Puccetti and MacDonald is 212 King Street West, Suite 201, Toronto, Canada M5H 1K5.

(c)	Citizenship:

Each of Fund, Arrow and Capital Fund is a Canadian mutual fund trust and each of 2.0 and Hedge 15 is a Cayman Islands limited liability company.  Each of Puccetti and MacDonald is a Canadian citizen.  Each of Ontario and Goodwood is an Ontario corporation.

(d)	Title of Class of Securities:

Common Stock, $0.01 par value per share.

(e)	CUSIP Number:

15670S105

Item 3.

Not Applicable.

CUSIP No. 15670S105	13G	Page 13 of 19 Pages

Item 4.   Ownership

The percentages used herein are calculated based upon the 53,800,4481 Shares issued and outstanding as of November 1, 2007, as reported on the Issuer’s Quarterly Report on Form 10-Q with respect to the quarterly period ended September 30, 2007, as filed with the Securities and Exchange Commission.

As of December 31, 2007:

Goodwood Inc.
(a)	Amount beneficially owned: 2,790,600
(b)	Percent of class: 5.2%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 2,790,600
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 2,790,600

2. 1354037 Ontario Inc.
(a)	Amount beneficially owned: 2,790,600
(b)	Percent of class: 5.2%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 2,790,600
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 2,790,600

3. Goodwood Fund
(a)	Amount beneficially owned: 1,092,900
(b)	Percent of class: 2.0%
(c)	(i) Sole power to vote or direct the vote: 1,092,900
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 1,092,900
(iv) Shared power to dispose or direct the disposition: 0

4. Arrow Goodwood Fund
(a)	Amount beneficially owned: 350,900
(b)	Percent of class: 0.6%
(c)	(i) Sole power to vote or direct the vote: 350,900
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 350,900
(iv) Shared power to dispose or direct the disposition: 0

5. Goodwood Capital Fund
(a)	Amount beneficially owned: 192,100
(b)	Percent of class: 0.4%
(c)	(i) Sole power to vote or direct the vote: 192,100
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 192,100
(iv) Shared power to dispose or direct the disposition: 0

6. The Goodwood Fund 2.0 Ltd.
(a)	Amount beneficially owned: 1,124,400
(b)	Percent of class: 2.1%
(c)	(i) Sole power to vote or direct the vote: 1,124,400
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 1,124,400
(iv) Shared power to dispose or direct the disposition: 0

____________________

1.	The number of shares used here is from the

CUSIP No. 15670S105	13G	Page 14 of 19 Pages

7. MSS Equity Hedge 15
(a)	Amount beneficially owned: 30,300
(b)	Percent of class: Less than 0.1%
(c)	(i) Sole power to vote or direct the vote: 30,300
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 30,300
(iv) Shared power to dispose or direct the disposition: 0

8. Peter H. Puccetti
(a)	Amount beneficially owned: 2,799,900
(b)	Percent of class: 5.2%
(c)	(i) Sole power to vote or direct the vote: 8,400
(ii) Shared power to vote or direct the vote: 2,791,500
(iii) Sole power to dispose or direct the disposition: 8,400
(iv) Shared power to dispose or direct the disposition: 2,791,500

9. J. Cameron MacDonald
(a)	Amount beneficially owned: 2,823,600
(b)	Percent of class: 5.2%
(c)	(i) Sole power to vote or direct the vote: 33,000
(ii) Shared power to vote or direct the vote: 2,790,600
(iii) Sole power to dispose or direct the disposition: 33,000
(iv) Shared power to dispose or direct the disposition: 2,790,600

10. 628088 BC Ltd.
(a)	Amount beneficially owned: 33,000
(b)	Percent of class: Less than 0.1%
(c)	(i) Sole power to vote or direct the vote: 33,000
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 33,000
(iv) Shared power to dispose or direct the disposition: 0

_____________________

Goodwood does not directly own any Shares.  Rather, Goodwood is the sole investment manager of each of Fund, Arrow, Capital Fund, 2.0 and Hedge 15.  Ontario Inc. owns all of the capital stock of Goodwood.  Messrs. Puccetti and MacDonald control Ontario.

The number of shares over which shared voting or dispositive power is attributed to Puccetti includes 5,700 Shares held in managed accounts over which he exercises investment discretion.

Item 5.   Ownership Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable.

Item 8.   Identification and Classification of Members of the Group

Not Applicable.

Item 9.   Notice of Dissolution of Group

Not Applicable

CUSIP No. 15670S105	13G	Page 15 of 19 Pages

Item 10.   Certification

By signing below the signatory certifies that, to be best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 15670S105	13G	Page 16 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

GOODWOOD INC.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

1354037 ONTARIO INC.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

ARROW GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

GOODWOOD CAPITAL FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

THE GOODWOOD FUND 2.0 LTD.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

CUSIP No. 15670S105	13G	Page 17 of 19 Pages

MSS EQUITY HEDGE 15

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

PETER H. PUCCETTI

/s/ Peter H. Puccetti

J. CAMERON MACDONALD

/s/ J. Cameron MacDonald

628088 BC LTD.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

CUSIP No. 15670S105	13G	Page 18 of 19 Pages

EXHIBIT A

AGREEMENT

JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned’s ownership of securities of Cenveo Inc., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 14, 2008

GOODWOOD INC.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

1354037 ONTARIO INC.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

ARROW GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

GOODWOOD CAPITAL FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

THE GOODWOOD FUND 2.0 LTD.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

CUSIP No. 15670S105	13G	Page 19 of 19 Pages

MSS EQUITY HEDGE 15

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

PETER H. PUCCETTI

/s/ Peter H. Puccetti

J. CAMERON MACDONALD

/s/ J. Cameron MacDonald

628088 BC LTD.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person